Exhibit 99.1

NEWS RELEASE

Gastar Exploration Ltd.
Michael A. Gerlich, Chief Financial Officer
713-739-1800 /mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&E: 713-529-6600
lelliott@drg-e.com / apearson@drg-e.com

FOR IMMEDIATE RELEASE
GASTAR EXPLORATION REPORTS
SECOND QUARTER 2010 RESULTS

HOUSTON, August 5, 2010 – Gastar Exploration Ltd. (NYSE Amex: GST) today reported financial and operating results for the three and six months ended June 30, 2010.

Net loss for the second quarter of 2010 was $2.5 million, or $0.05 per share, including a $972,000 unrealized natural gas hedging loss.  For the second quarter of 2009, net loss was $2.4 million, or $0.05 per share, including a $4.4 million unrealized natural gas hedging loss.  Excluding the unrealized hedging loss for both periods, the Company would have had a net loss of $1.5 million, or $0.03 per share, for the second quarter of 2010, versus net income of $2.0 million, or $0.05 per basic and diluted share, for the second quarter of 2009.

Net cash flow used in operations for the second quarter of 2010 was $2.9 million compared to net cash flow from operations of $2.1 million in the same period last year.  Net cash flow from operations was $4.4 million and $15.4 million for the six months ended June 30, 2010 and 2009, respectively.  Our cash flow from operations before working capital changes for the second quarter of 2010 was $1.8 million versus $6.1 million in the second quarter of 2009 and $5.4 million for the six months ended June 30, 2010 versus $13.7 million for the same period in 2009.

Natural gas and oil revenues were $6.7 million in the second quarter, down from $12.0 million a year ago.  The decrease in revenues was the result of a 38% decrease in sales volumes and a 9% decrease in commodity prices.  Average daily production was 15.8 million cubic feet of natural gas equivalent (MMcfe) for the second quarter of 2010 compared to 25.6 MMcfe per day for the same period in 2009.  Of the decrease in volumes, 86% was due to lower East Texas production primarily related to a delay in the Donelson #4 well coming on production and operational issues on the Belin #1 well, both of which are now on production.  Additionally, the second quarter of 2009 benefitted from the high initial production rates of the Belin #1 well and from higher production volumes in 2009 in Wyoming, which declined from an average of 3.2 MMcfe in the second quarter of 2009 to 1.8 MMcfe in the same period of 2010.

During the three months ended June 30, 2010, approximately 67% of our natural gas production was hedged.  The realized effect of hedging on natural gas sales was an increase of $1.6 million in revenues and resulted in an increase in total price received to $4.62 per Mcf from $3.50 per Mcf.  The realized hedge impact includes a reduction of $724,000 resulting from the amortization of prepaid put purchase and call sale premiums and contract monetizations.  Excluding the non-cash amortization, the realized effect of hedging was a gain of $2.3 million composed of $2.7 million of NYMEX hedge gains offset by $353,000 of regional basis losses.  For the remainder of 2010, we have costless collar hedges for approximately 20,000 MMBtu per day with a weighted average floor of $5.91, short put of $4.35 and a ceiling of $7.48.  In addition, we have put spread hedges for approximately 9,200 MMBtu per day with a weighted average floor of $6.03 and a short put of $4.24.

Lease operating expense (LOE) was $1.9 million in the second quarter of 2010, up from $1.4 million a year ago.  LOE per Mcfe of production increased to $1.33 in the second quarter of 2010 compared to $0.62 per Mcfe during the second quarter of 2009.  The increase per Mcfe was primarily due to lower production volumes and higher workover costs of $410,000, which represented $0.30 per Mcfe of the per unit increase.

Operations Review and Update

In East Texas, second quarter net production from the Hilltop area averaged 13.6 MMcfe per day, down from 17.0 MMcfe per day in the first quarter of 2010. The lower volumes were due to natural declines in field production, operational issues on one of our highest producing wells, the Belin #1, which was off-line for the majority of the quarter, and drilling difficulties that caused delays in getting the Donelson #4 well on production.

 Late in the second quarter, the Belin #1 well was successfully repaired and is back on production from the originally completed B-5 and B-6 zones, as well as three additional zones added earlier this year.  The Belin #1 well is currently flowing at an average gross sales rate of 8.0 MMcf/d.  Additionally, the Donelson #4 well is currently producing at a gross sales rate of 10.0 MMcf/d from the third stage completion only, with the first two stages that tested at 8.6 MMCFD and 10.4 MMCFD, respectively, expected to be co-mingled later this month.

Capital expenditures for the second quarter in East Texas were $9.2 million.

Currently, we have one well being drilled in East Texas, the Streater #1, a middle Bossier test that is expected to reach the target depth of 18,000 feet within the next two weeks.  If successful, the Streater #1 well could provide additional proved reserves and proved undeveloped locations.  Gastar has a 100% before payout working interest (76% before payout net revenue interest) in the Streater #1 well.

Additionally, in November, we plan to drill the Belin #2 well to test the lower Bossier formation in a downthrown fault block previously proven productive in shallower zones that, if successful, could also provide incremental proved reserves.

In Appalachia, during the second quarter, we focused on holding and extending our lease acreage as well as on evaluating opportunities to accelerate our Marcellus Shale drilling program.  Currently, we have thirteen shallow conventional Devonian wells on production and two shut-in due to pipeline curtailments and one waiting a pipeline connection.  The current quarter net production from the Appalachia area was approximately 400 Mcfe per day.

The drilling of our first horizontal Marcellus Shale well, the Wengerd #1  in Marshall County, West Virginia has not commenced as expected due to permitting delays, but we anticipate being able to begin operations early in the fourth quarter.  We hold a 100% working interest in the well.  Due to the close proximity of this well to pipelines, if successful, it should be able to be placed on production quickly.

We are finalizing arrangements with an operator of adjacent acreage to pool acreage in Butler County, Pennsylvania to participate in the drilling of seven horizontal wells targeting the Marcellus Shale in early 2011.  In addition, we are continuing discussions with third parties related to opportunities to accelerate or expand the development of our Marcellus Shale acreage.

J. Russell Porter, Gastar's President and CEO, stated, “With the repairs to the Belin #1 well behind us and the Donelson #4 well on production, we expect to be back on a growth trend with the opportunity to achieve significant production volume growth by the fourth quarter. For the balance of the year, we are looking forward to completing the Streater #1 and moving on to drilling the Belin #2, both high potential wells with the ability to add significant production and reserves in East Texas. Also before year-end, we expect to have completed our tests of the Glen Rose formation in our recently drilled Wildman 6H horizontal well, as well as drill a horizontal well to test the Eagle Ford formation.”

Liquidity and Capital Budget

At June 30, 2010, the Company had cash and cash equivalents of $6.8 million. Planned capital expenditures for our properties for the remainder of 2010 are projected to be approximately $35.3 million, consisting of $16.7 million in East Texas, $17.2 million in Appalachia, $400,000 in the Powder River Basin and an additional $1.0 million for capitalized interest and other costs.  We plan on funding this capital activity through our existing cash balances, internally generated cash flows from operating activities and availability under our revolving credit facility.

Gastar Exploration Conference Call

Gastar Exploration’s management team will hold a conference call tomorrow on August 6th at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results.  To participate in the call, dial 480-629-9723 at least 10 minutes early and ask for the Gastar Exploration conference call.  A replay will be available approximately two hours after the call ends and will be accessible through August 13, 2010.  To access the replay, dial (303) 590-3030 and enter the pass code 4330699#.

The call will also be webcast live over the Internet at www.gastar.com.  To listen to the live call on the Web, please visit Gastar’s web site at least 10 minutes early to register and download any necessary audio software.  An archive will be available shortly after the call.  For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail dmw@drg-e.com.

 About Gastar Exploration

Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States.  Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on prospective deep structures identified through seismic and other analytical techniques as well as unconventional natural gas reserves, such as shale resource plays.  We are pursuing natural gas exploration in the deep Bossier gas play in the Hilltop area in East Texas and the Marcellus Shale in West Virginia and central and southwestern Pennsylvania.  We also conduct coal bed methane development activities within the Powder River Basin of Wyoming and Montana.  For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may”, “expects”, “projects”, “anticipates”, “plans”, “believes”, “estimate”, “will”, “should”, and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risk inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or third party consents; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates.

The NYSE Amex LLC has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.
 - Financial Tables Follow -

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands, except share and per share data)
REVENUES:
Natural gas and oil revenues	$6,737	$11,962	$13,495	$25,423
Unrealized natural gas hedge gain (loss)	(972)	(4,426)	8,406	(4,622)
Total revenues	5,765	7,536	21,901	20,801

EXPENSES:
Production taxes	93	92	216	249
Lease operating expenses	1,914	1,449	3,657	3,326
Transportation, treating and gathering	1,094	325	2,343	818
Depreciation, depletion and amortization	1,664	3,361	3,395	11,360
Impairment of natural gas and oil properties	-	-	-	68,729
Accretion of asset retirement obligation	96	88	191	175
General and administrative expense	3,944	3,487	7,776	6,445
Total expenses	8,805	8,802	17,578	91,102

INCOME (LOSS) FROM OPERATIONS	(3,040)	(1,266)	4,323	(70,301)

OTHER INCOME (EXPENSE):
Interest expense	(20)	(1,137)	(98)	(2,299)
Investment income and other	548	10	1,340	23
Warrant derivative gain	55	-	203	-
Foreign transaction gain (loss)	16	-	335	(3)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(2,441)	(2,393)	6,103	(72,580)

Provision for income tax expense (benefit)	57	-	(792)	-

NET INCOME (LOSS)	$(2,498)	$(2,393)	$6,895	$(72,580)

NET INCOME (LOSS) PER SHARE:
Basic	$(0.05)	$(0.05)	$0.14	$(1.68)
Diluted	$(0.05)	$(0.05)	$0.14	$(1.68)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	49,042,874	44,854,954	49,020,072	43,163,088
Diluted	49,042,874	44,854,954	49,529,357	43,163,088

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS	(in thousands)
CURRENT ASSETS:
Cash and cash equivalents	$6,822	$21,866
Term deposit	-	69,662
Accounts receivable, net of allowance for doubtful accounts of $587 and $609, respectively	4,484	5,336
Receivable from unproved property sale	-	19,412
Receivables from commodity derivative contracts	7,793	4,870
Prepaid expenses	437	669
Total current assets	19,536	121,815

PROPERTY, PLANT AND EQUIPMENT:
Natural gas and oil properties, full cost method of accounting:
Unproved properties, excluded from amortization	147,853	132,720
Proved properties	325,739	313,100
Total natural gas and oil properties	473,592	445,820
Furniture and equipment	1,009	867
Total property, plant and equipment	474,601	446,687
Accumulated depreciation, depletion and amortization	(287,421)	(284,026)
Total property, plant and equipment, net	187,180	162,661

OTHER ASSETS:
Restricted cash	50	50
Receivables from commodity derivative contracts	11,173	10,698
Deferred charges, net	607	764
Drilling advances and other assets	100	250
Total other assets	11,930	11,762
TOTAL ASSETS	$218,646	$296,238

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,700	$8,291
Revenue payable	3,871	4,621
Accrued interest	66	130
Accrued drilling and operating costs	3,767	736
Liabilities from commodity derivative contracts	2,392	3,678
Commodity derivative premium payable	2,632	1,190
Short-term loan	-	17,000
Accrued taxes payable	175	75,887
Other accrued liabilities	1,502	1,438
Total current liabilities	21,105	112,971

LONG-TERM LIABILITIES:
Long-term debt	8,000	-
Liabilities from commodity derivative contracts	3,340	4,047
Commodity derivative premium payable	6,734	8,176
Asset retirement obligation	6,189	5,943
Warrant derivative	2	205
Total long-term liabilities	24,265	18,371

Commitments and contingencies (Note 13)

SHAREHOLDERS' EQUITY:
Preferred stock, no par value; unlimited shares authorized; no shares issued	-	-
Common stock, no par value; unlimited shares authorized; 50,393,938 and 50,028,592 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	263,809	263,809
Additional paid-in capital	22,267	20,782
Accumulated deficit	(112,800)	(119,695)
Total shareholders' equity	173,276	164,896
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$218,646	$296,238

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2010 (in thousands)		2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$6,895		$(72,580)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	3,395		11,360
Impairment of natural gas and oil properties	-		68,729
Stock-based compensation	1,639		2,134
Unrealized natural gas hedge (gain) loss	(8,406)		4,622
Realized loss (gain) on derivative contracts	1,763		(2,109)
Amortization of deferred financing costs and debt discount	157		1,408
Accretion of asset retirement obligation	191		175
Warrant derivative gain	(203)		-
Changes in operating assets and liabilities:
Accounts receivable	1,615		3,474
Commodity derivative contracts	1,252		2,889
Prepaid expenses	232		368
Accrued taxes payable	(1,245)		-
Accounts payable and accrued liabilities	(2,837)		(5,068)
Net cash provided by operating activities	4,448		15,402

CASH FLOWS FROM INVESTING ACTIVITIES:
Development and purchase of natural gas and oil properties	(24,591)		(33,029)
Drilling advances	-		(4,791)
Proceeds from sale of natural gas and oil properties	19,199		-
Purchase of furniture and equipment	(142)		(13)
Purchase of term deposit	(4,855)		-
Net cash used in investing activities	(10,389)		(37,833)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares	-		13,819
Repayment of revolving credit facility	-		(4,975)
Repayment of subordinated unsecured notes	-		(2,950)
Repayment of short-term loan	(17,000)		-
Proceeds from term loan	-		25,000
Proceeds from revolving credit facility	8,000		-
Increase in restricted cash	-		(463)
Deferred financing charges	-		(1,430)
Other	(103)		(224)
Net cash (used in) provided by financing activities	(9,103)		28,777

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(15,044)	#	6,346
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	21,866		6,153
CASH AND CASH EQUIVALENTS, END OF PERIOD	$6,822		$12,499

PRODUCTION AND PRICES

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Production:
Natural gas (MMcf)	1,428	2,323	3,181	5,016
Oil (MBbl)	2	1	4	2
Total production (MMcfe)	1,440	2,332	3,204	5,030

Total (MMcfed)	15.8	25.6	17.7	27.8

Average sales price per unit:
Natural gas per Mcf, excluding impact of realized hedging activities	$3.50	$2.85	$3.97	$3.13
Natural gas per Mcf, including impact of realized hedging activities	4.62	5.12	4.16	5.05
Oil per Bbl	72.67	53.00	72.36	46.72
_______________________________________

Cash flow from operations before working capital changes represents cash flows from operating activities before changes in operating assets and liabilities.  We have reported cash flow from operations before working capital because we believe it is a measure commonly reported and widely used by investors as an indicator of a company’s operating performance.  Cash flow from operations before working capital changes is not a calculation based on U.S. generally accepted accounting principles and should not be considered an alternative to net income (loss) in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, which are disclosed in our statements of cash flows.  Investors should carefully consider the specific items included in our computation of cash flow from operations before working capital changes.  While we have disclosed our cash flow from operations before working capital to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that cash flow from operations before working capital changes as reported by us may not be comparable in all instances to cash flow from operations before working capital changes as reported by other companies.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2,498)	$(2,393)	$6,895	$(72,580)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	1,664	3,361	3,395	11,360
Impairment of natural gas and oil properties	-	-	-	68,729
Stock-based compensation	880	713	1,639	2,134
Unrealized natural gas hedge (gain) loss	972	4,426	(8,406)	4,622
Realized loss (gain) on derivative contracts	724	(829)	1,763	(2,109)
Amortization of deferred financing costs and debt discount	61	722	157	1,408
Accretion of asset retirement obligation	96	88	191	175
Warrant derivative gain	(55)	-	(203)	-
Cash flow from operations before working capital changes	$1,844	$6,088	$5,431	$13,739

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